Exhibit 99.1

Analog Devices Updates Outlook for the First Quarter of Fiscal Year 2009

NORWOOD, Mass.--(BUSINESS WIRE)--January 20, 2009--Analog Devices, Inc. (NYSE: ADI), a global leader in high-performance semiconductors for signal processing applications, today updated its outlook for the first quarter of fiscal 2009, ending January 31, 2009.

Revenue for the first quarter is expected to decline by approximately 25% to 30% compared to the fourth quarter of fiscal 2008, due to additional weakness in end demand and inventory reductions across the supply chain as a result of continued deterioration of global economic conditions. At the mid-point of this revised revenue outlook, ADI expects diluted earnings per share (EPS) from continuing operations to be approximately $0.15 to $0.17, excluding restructuring charges, which the company is unable to determine at this time. ADI’s previously announced outlook for the first quarter of fiscal 2009 provided on November 24, 2008, included an expected sequential revenue decline of approximately 20% and diluted EPS from continuing operations of $0.22 to $0.23, excluding restructuring charges.

The company will not hold a conference call in conjunction with today’s release, and as previously scheduled, will announce financial results for the first quarter of fiscal 2009 on Wednesday, February 18, 2009 after market close.

About Analog Devices, Inc.

Innovation, performance, and excellence are the cultural pillars on which Analog Devices has built one of the longest standing, highest growth companies within the technology sector. Acknowledged industry-wide as the world leader in data conversion and signal conditioning technology, Analog Devices serves over 60,000 customers, representing virtually all types of electronic equipment. Celebrating over 40 years as a leading global manufacturer of high-performance integrated circuits used in analog and digital signal processing applications, Analog Devices is headquartered in Norwood, Massachusetts, with design and manufacturing facilities throughout the world. Analog Devices' common stock is listed on the New York Stock Exchange under the ticker “ADI” and is included in the S&P 500 Index.

This release may be deemed to contain forward-looking statements which include, among other things, our statements regarding expected revenue and earnings that are based on our current expectations, beliefs, assumptions, estimates, forecasts, and projections about the industry and markets in which Analog Devices operates. The statements contained in this release are not guarantees of future performance, are inherently uncertain, involve certain risks, uncertainties, and assumptions that are difficult to predict, and do not give effect to the potential impact of any mergers, acquisitions, divestitures, or business combinations that may be announced or closed after the date hereof. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements, and such statements should not be relied upon as representing Analog Devices’ expectations or beliefs as of any date subsequent to the date of this press release. We do not undertake any obligation to update forward-looking statements made by us. Important factors that may affect future operating results include: continuing adversity in economic conditions in the United States and internationally as a result of the ongoing crisis in global credit and financial markets, further erosion of consumer confidence and adverse changes to customer spending behaviors, the effects of changes in customer demand for our products and for end products that incorporate our products, competitive pricing pressures, unavailability of raw materials or wafer fabrication, assembly and test capacity, any delay or cancellation of significant customer orders, any inability to manage inventory to meet customer demand, changes in geographic, product or customer mix, adverse results in litigation matters, and other risk factors described in our most recent filings with the Securities and Exchange Commission. Any projections in this release are based on limited information currently available to Analog Devices, which is subject to change. Although any such projections and the factors influencing them will likely change, we will not necessarily update the information, as we will only provide guidance at certain points during the year. Such information speaks only as of the original issuance date of this release.

Analog Devices and the Analog Devices logo are registered trademarks or trademarks of Analog Devices, Inc.

CONTACT:
Analog Devices, Inc.
Mindy Kohl, 781-461-3282
Director of Investor Relations
Fax: 781-461-3491
investor.relations@analog.com